Exhibit 8.3
October 23, 2007	FOLEY & LARDNER LLP ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com CLIENT/MATTER NUMBER 039242/0101
TierOne Corporation
1235 N Street
Lincoln, Nebraska 68508
Ladies and Gentlemen:
          We have acted as tax counsel to TierOne Corporation, a Wisconsin corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by CapitalSource Inc., a Delaware Corporation (“CapitalSource”), with the United States Securities and Exchange Commission (the “Commission”) relating to the merger of the Company with and into CapitalSource TRS Inc., a Delaware corporation (“Merger Sub”), a direct, wholly owned subsidiary of CapitalSource pursuant to the Agreement and Plan of Merger, dated as of May 17, 2007 (the “Merger Agreement”) (such transaction is referred to as the “Merger”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.
          In connection with our opinion and with your consent, we are relying upon (without any independent investigation or review thereof other than such investigation or review as we have deemed necessary to fulfill our professional responsibilities as counsel) the truth and accuracy, at all relevant times, of the statements, representations, and warranties contained in the Registration Statement, the Merger Agreement and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have also relied upon statements and representations made to us by representatives of the Company and have assumed that such statements and the facts set forth in such representations are true, correct and complete without regard to any qualification by such representatives as to knowledge or belief.
          For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement, without the waiver or modification of any conditions to any party’s obligation to effect the Merger, (ii) that the parties to the Merger Agreement will comply with all applicable covenants in the Merger Agreement, (iii) that the Registration Statement and the Merger Agreement reflect all the material facts relating to the Merger, the Company, CapitalSource and Merger Sub, (iv) that documents submitted to us as original documents (including signatures) are authentic, (v) that documents submitted to us as copies conform to the original documents, and (vi) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents.
          Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts and information disclosed, and the covenants, representations and warranties made, by the Company, CapitalSource and Merger Sub

TierOne Corporation
October 23, 2007

(including, without limitation, those set forth in the Registration Statement and Merger Agreement). Any material change or inaccuracy in the facts referred to, set forth or assumed herein, in the Registration Statement or the Merger Agreement (giving effect to all events occurring subsequent to the Effective Time) may affect the conclusions stated herein.
          Based upon the foregoing and in reliance thereon, we are of the opinion that the discussion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences” constitutes in all material respects a fair and accurate summary of the United States federal income tax consequences resulting from the Merger, subject to the qualifications and conditions set forth in the Registration Statement.
          Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today’s date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions. We undertake no responsibility to advise you of any future change in the matters stated or assumed herein or in the federal income tax laws or the application or interpretation thereof.
          We are furnishing this opinion solely for your benefit in connection with the transaction referred to herein and may not be relied upon by any other person without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Foley & Lardner LLP

FOLEY & LARDNER LLP